Exhibit 99.1

For immediate release	For more information, contact:
Investor Relations (972) 699-4055 Email: investor@furmanite.com
FURMANITE CORPORATION REPORTS 2009 RESULTS
Results Reflect Economy’s Impact on Turnaround Services and Negative Currency
Fluctuations; Company Sees Improvement Ahead in 2010
DALLAS, TEXAS (March 12, 2010) — Furmanite Corporation (NYSE: FRM) today reported results for the year ended December 31, 2009. Revenues for the year were $275.9 million, compared with $320.9 million for 2008. The company reported a net loss of $(2.8) million for the year, compared with net income of $21.9 million for 2008. Loss per share (diluted) was $(0.08) for 2009, compared with earnings per share (diluted) of $0.59 for the prior year.
“Two factors were primarily responsible for Furmanite’s 2009 performance: the sharp reduction in turnaround work — which can be postponed, but not indefinitely — and the company’s failure to keep overhead costs in balance with sharply declining revenues as a result of the economic downturn,” said Charles R. Cox, chairman and CEO of Furmanite Corporation.
Mr. Cox, who recently succeeded Michael L. Rose as the chief executive officer of the company following Mr. Rose’s retirement, continued: “Although we have made significant reductions in costs, we have not impacted our core asset base — our skilled technicians — and we have in no way altered our ability to serve our customers. Overall, we are confident in Furmanite’s fundamental financial strength and our consistent ability to deliver the highest quality service. These continue to provide the strong foundation we need during this recovery and going forward as our customers and markets are again normalized and growing.”
Joseph E. Milliron, president and chief operating officer of Furmanite Corporation, added: “Our 2009 results reflect the conditions affecting our customers and markets last year. We are
2435 North Central Expressway, Suite 700 Richardson, Texas 75080 972-699-4055

encouraged by the early indicators of business activity and emerging opportunities we have seen thus far in 2010. This year, we are focused on leveraging our market position in every global region in order to drive more revenue from current and new business as the economy improves. And, we also anticipate that, with our leaner, lower cost and more efficient operating structure, we will drive a corresponding improvement to the bottom line.”
The company’s revenues, operating income and net income were unfavorably impacted by foreign currency fluctuations by approximately $(16.8) million, $(1.4) million and $(1.0) million, respectively, for 2009.
ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. For more information, visit www.furmanite.com.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenues	$72,425	$81,487	$275,940	$320,942
Costs and expenses:
Operating costs	50,838	53,794	187,269	207,748
Depreciation and amortization expense	1,642	1,379	5,995	5,784
Selling, general and administrative expense	22,443	21,606	81,142	80,409

Total costs and expenses	74,923	76,779	274,406	293,941

Operating (loss) income	(2,498)	4,708	1,534	27,001
Interest income and other income (expense), net	24	(154)	434	260
Interest expense	(263)	(325)	(1,379)	(1,705)

Income (loss) before income taxes	(2,737)	4,229	589	25,556
Income tax (expense) benefit	(1,407)	868	(3,419)	(3,688)

Net (loss) income	$(4,144)	$5,097	$(2,830)	$21,868

Earnings (loss) per common share -Basic	$(0.12)	$0.14	$(0.08)	$0.60

Earnings (loss) per common share -Diluted	$(0.12)	$0.14	$(0.08)	$0.59

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008

Cash	$36,117	$30,793
Trade receivables, net	52,021	64,879
Inventories	26,827	24,868
Other current assets	9,085	7,187

Total current assets	124,050	127,727

Property and equipment, net	30,168	29,278
Goodwill and other assets	20,771	16,273

Total assets	$174,989	$173,278

Total current liabilities	$44,439	$43,901
Total long-term debt	30,139	35,363
Other liabilities	15,081	2,697
Total stockholders’ equity	85,330	91,317

Total liabilities and stockholders’ equity	$174,989	$173,278

FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Twelve Months Ended December 31,
	2009	2008

Net (loss) income	$(2,830)	$21,868

Depreciation, amortization and other non-cash items	6,524	7,315
Working capital changes	14,263	(12,664)

Net cash provided by operating activities	17,957	16,519

Capital expenditures	(6,541)	(8,014)
Proceeds from issuance of debt	35,049	—
Payments on debt	(40,435)	(8,170)
Other, net	(986)	582

Effect of exchange rate changes on cash	280	(1,694)

Increase (decrease) in cash and cash equivalents	5,324	(777)
Cash and cash equivalents at beginning of year	30,793	31,570

Cash and cash equivalents at end of year	$36,117	$30,793

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